UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 31, 2015 (August 25, 2015)
SOLERA HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33461	26-1103816
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7 Village Circle, Suite 100
Westlake, TX 76262
(Address of principal executive offices, including Zip Code)
(817) 961-2100
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 25, 2015, the Compensation Committee (the “Committee”) of Solera Holdings, Inc. (“Solera” or the “Company”) approved a one-time, special cash award (the “Special Cash Award”) to Tony Aquila, the Company’s Chief Executive Officer. The amount of the Special Cash Award is $10.0 million, and the Company paid the Special Cash Award to Mr. Aquila on August 27, 2015.

On August 25, 2015, the Committee also approved the payment of Mr. Aquila’s annual cash incentive award pursuant to the Company’s 2015 Annual Business Incentive Plan (the “ABIP”). The Committee considered the Special Cash Award during informal meetings prior to its August 25, 2015 meeting, and the Committee further considered and approved the Special Cash Award during the executive session of its August 25, 2015 meeting. The Special Cash Award recognizes Mr. Aquila’s contributions during fiscal year 2015 (including achievements commenced in fiscal year 2015 and completed in fiscal year 2016 year to date) above and beyond Mr. Aquila’s actual achievements measured against his ABIP performance objectives.

In granting the Special Cash Award, the Committee considered the following contributions from Mr. Aquila:

•
Identifix Equity Buyout – Favorable Purchase Price and International Expansion: in July 2015, Solera purchased from Welsh Carson Anderson & Stowe (“WCAS”) 100% of WCAS’ equity stake in Identifix. Mr. Aquila led the negotiation and arrangement of the purchase price financing, and he led the negotiation of the purchase price for WCAS’ equity stake. The purchase price equaled 2.25x WCAS’ invested capital in Identifix, which negotiated price was significantly lower than the contracted call option exercise price of 3.0x WCAS’ invested capital in Identifix set forth in the stockholders agreement between Solera and WCAS. In addition to executing the buyout at a favorable purchase price relative to the call option exercise price in the stockholders agreement, the equity buyout provides Solera, as a 100% owner of the business, with the freedom to commercialize Identifix’s solution in markets outside the United States more quickly and efficiently than it could have as a partial owner of Identifix. The Company believes that the expansion of Identifix’s solutions outside the United States will make a more meaningful contribution to Solera’s achievement of its Mission 2020 – $2.0 billion in revenue and $840.0 million in Adjusted EBITDA by June 30, 2020 – than it would have in advance of Solera’s 100% ownership.

•
AutoPoint – Expanded Innovation and Improved Performance: following the closing of Solera’s SRS joint venture with WCAS in November 2013, Solera purchased 100% of the AutoPoint business from the SRS joint venture entity in April 2014. Following the closing of the SRS joint venture in November 2013 and accelerating following Solera’s purchase of 100% of AutoPoint in April 2014, Mr. Aquila has worked closely with the AutoPoint management team to expand its product innovations, enhance and upgrade its technology capabilities and dramatically improve its Adjusted EBITDA margin from a negative margin to a margin of approximately 26% as of June 30, 2015. The Company believes that AutoPoint, along with other recently-acquired businesses that are being integrated with the AutoPoint platform, such as DMEautomotive, LLC, Service Dynamics, Inc. and CIMA Systems, form the largest integrated customer relationship management solution for vehicle dealers in North America.

•
Innovation – Assembly of Innovation Teams and Innovation Progress: during fiscal year 2015 and fiscal year 2016 year to date, Mr. Aquila has recruited new and current employees to join innovation and product development teams that are focused on delivering solutions that enable our customers to serve their customers in the digital age. Mr. Aquila and these teams have made progress on developing these solutions, which include Solera’s Digital Garage application. The Company believes that its digital solutions under development can expand the types of customers the Company serves and assist Solera’s customers with the retention of their customers.

•	Customer Matters: Mr. Aquila has played in integral role in several important customer and supplier developments during fiscal year 2015 and fiscal year 2016 year to date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOLERA HOLDINGS, INC.

/s/ JASON M. BRADY
Date: August 31, 2015	Name:	Jason M. Brady
	Title:	Senior Vice President, General Counsel and Secretary